Exhibit 10.1

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (“Agreement”) is entered into between John L. Workman (“Workman”) and HealthSouth Corporation (the “Company”).

WITNESSETH

WHEREAS, Workman has been employed by the Company as its Executive Vice President and Chief Financial Officer;

WHEREAS, on October 21, 2009, Workman tendered notice to the Company of the voluntary resignation of his offices and employment with the Company effective November 17, 2009 to accept the position of Chief Financial Officer with Omnicare, Inc. (“Omnicare”);

WHEREAS, Workman has agreed to comply with, among other things, certain confidentiality, noncompetition and nonsolicitation provisions, which are provided below, and such provisions shall be fully enforceable by the Company; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and Workman agree as follows:

1. Resignation and Last Date of Employment. Workman acknowledges that on October 21, 2009, he tendered notice to the Company of the voluntary resignation of his offices and employment with the Company effective November 17, 2009. November 17, 2009 shall be the “Last Date of Employment” for purposes of this Agreement and the Company will pay Workman his base salary through the Last Date of Employment. However, Workman and the Company agree that he is only expected and authorized to actively work through November 9, 2009. Therefore, Workman acknowledges and agrees that he will not have the authority to act on behalf of the Company after November 9, 2009 and he shall not hold himself out as having authority to act on behalf of the Company after November 9, 2009.

2. Consideration. In consideration for the promises and covenants contained herein and provided that this Agreement is executed and not materially breached by Workman:

(a) Workman will receive from the Company a lump sum payment of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) within 10 business days after the Company’s filing of its 2009 Form 10-K with the United States Securities and Exchange Commission.  The Company will issue to Workman a Form 1099-MISC at the appropriate time reflecting this payment.

(b) Workman acknowledges and agrees that, in the absence of this Agreement, the Company has no obligation to provide any of the consideration set forth in Section 1 (a) of this Agreement. Workman further acknowledges and agrees that the payment provided in Section 1 (a) is subject to forfeiture and repayment in the event of a material violation by Workman of any of the commitments set forth in this Agreement.

3. Acknowledgements.

(a) Workman acknowledges and agrees that, other than the Consideration provided in Section 1(a) above, he is not entitled to any additional compensation, bonuses, or unvested benefits from the Company after the Last Date of Employment (other than any payment of accrued base salary through the Last Date of Employment and payment of Workman’s accrued but unused Paid Time Off (PTO) through the Last Date of Employment to the extent that such payments have not yet been made to Workman as of the date of execution of this Agreement).  Workman explicitly waives any rights to any and all bonus payments under the 2009 Senior Management Bonus Plan, and any and all rights to compensation, severance or other post-termination benefits under any oral or written plan, policy, employment agreement, contract or arrangement with the Company, including but not limited to HealthSouth Corporation’s Second Amended and Restated Executive Severance Plan. Workman further acknowledges and agrees that Workman has no rights to any unvested benefits or options under any incentive, bonus or other benefit plan, and that all such vesting shall cease as of the Last Date of Employment. Options which are vested and outstanding as of the Last Date of Employment shall be exercisable as specified and provided for in the applicable stock option plan and grant agreements. Workman further acknowledges and agrees that any right to continue to contribute to the Company’s 401(k) plan for employees shall end on the Last Date of Employment.

(b) Workman acknowledges and agrees that: (i) the “Company Business” (as defined in Section 7(a) below) is intensely competitive and that Workman’s employment by the Company required Workman to have access to, and knowledge of, “Confidential Information” (as defined in Section 7(b) below); (ii) the use or disclosure of any Confidential Information could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Company; (iii) Workman was given access to, and developed relationships with, employees, physicians and partners of the Company at the time and expense of the Company; and (iv) by Workman’s training, experience and expertise, Workman’s services to the Company were extraordinary, special and unique.

(c) Workman further acknowledges and agrees that (i) Workman’s experience and capabilities are such that the provisions contained in Paragraphs 4, 5, and 6 will not prevent Workman from earning a livelihood; (ii) the Company would be seriously and irreparably injured if Workman were to engage in “Competitive Activities” (as defined below), or to otherwise breach the obligations contained in Paragraphs 4, 5 and 6, no adequate remedy at-law would exist and damages would be difficult to determine; (iii) the provisions contained in Paragraphs 4, 5 and 6 are justified by and reasonably necessary to protect the legitimate business interests of the Company, including the Confidential Information and good will of the Company; and (iv) the provisions in Paragraphs 4, 5 and 6 are fair and reasonable in scope, duration and geographical limitations. Accordingly, Workman agrees to be bound fully by the restrictive covenants in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects.

4. Confidentiality.

(a) Workman acknowledges and agrees that, up to and including the Last Date of Employment, and at all times thereafter, Workman will not communicate, divulge or disclose to any “Person” (as defined in Section 7(c) below) or use for Workman’s own benefit or purpose any Confidential Information of the Company or its subsidiaries, except as required by law or court order or expressly authorized in writing by the Company; provided, however, that Workman shall promptly notify the Company prior to making any disclosure required by law or court order so that the Company may seek a protective order or other appropriate remedy.

5. Covenant Not to Compete.

From the Last Date of Employment through November 17, 2010 (the “Noncompetition Period”), Workman shall not, directly or indirectly, participate in the management, operation or control of, or have any financial or ownership interest in, or aid or knowingly assist anyone else in the conduct of, any business or entity that engages in the Company Business (as defined in Section 7(a) below) in any Restricted Territory (as defined in Section 7(d) below); provided, however, that (x) the “beneficial ownership” by Workman, either individually or as a member of a “group” (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), of not more than one percent (1%) of the voting stock of any publicly held corporation shall not alone constitute a breach of this Section 5 and (y) Workman may enter into, at arm’s length, any bona fide joint venture (or partnership or other business arrangement) with any Person who is not directly engaged in the Company Business but which is an affiliate of another Person engaged in Company Business.  The Company acknowledges that Omnicare is not currently engaged in the Company Business and that by entering into employment with, and performing services for, Omnicare, Workman does not and will not violate this Section 5 as long as Omnicare does not during the Noncompetition Period take any action that causes it to be engaged in the Company Business.

6. Employee Nonsolicitation; Nondisparagement.

(a) Workman shall not, directly or indirectly, within the Noncompetition Period, without the prior written consent of the Company, solicit or direct any other Person to solicit any officer to: (i) terminate such officer’s or employee’s employment with the Company; or (ii) seek or accept employment or other affiliation with Workman or any Person engaged in the Company Business in which Workman is directly or indirectly involved (other than, in each case, any solicitation directed at the public in general or contact which was initiated by such officer, director or employee or any contact after such officer’s or employee’s employment with the Company is terminated).  Workman’s obligations under this Section 6(a) with respect to new Company employees hired after the Last Date of Employment shall be subject to the condition that Workman shall have been notified of such new employees.

(b) Workman shall not within the Noncompetition Period, without the prior written consent of the Company, solicit or direct any other Person to solicit any Person or entity in a business relationship with the Company (whether an independent contractor, joint venture partner or otherwise) to terminate such Person or entity’s business relationship with the Company.

(c) Workman shall not, directly or indirectly, within the Noncompetition Period, make any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or any of its subsidiaries, members, principals, officers, managers, directors, personnel, employees, agents, services or products; provided, however, that nothing contained in this Section 6(b) shall preclude Workman from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law. In the event that Workman receives a subpoena, court order, or other process or inquiry from any third party requiring or requesting him to disclose any information as to any matter involving or affecting the Company, Workman agrees to promptly notify the Company’s General Counsel so that the Company has an opportunity to protect its interest in the disclosure of privileged information, its confidential information and/or trade secrets.

7. Definitions.

(a) For the purposes of this Agreement, the “Company Business” shall mean the business of owning, operating or managing inpatient rehabilitation hospitals offering a range of rehabilitative health care services, for which the Company receives compensation. Notwithstanding the foregoing, “Company Business” shall not include (i) the distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to nursing homes and long-term care facilities, (ii) provision of comprehensive product development and research services to companies in the pharmaceutical, biotechnology, medical device and diagnostics industries or (iii) any other business in which Omnicare or its subsidiaries are engaged on the date hereof.

(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, certain or all of the Company’s and its subsidiaries’, physicians’ and third-party managed care providers’ supply agreement arrangements, compensation arrangements, plans for acquisition or disposition, expansion and development plans, non-public financial information, consulting reports, Personal Health Information (PHI), strategic plans, proprietary information and trade secrets; provided, however, that “Confidential Information” does not include information that is or becomes available to the public other than as a result of a breach by Workman of Section 4.

(c) For the purposes of this Agreement, “Person” shall mean an individual, corporation, joint venture, partnership, limited liability company, association, joint stock or other company, business trust, trust or other entity or organization, including any national, federal, state, territorial agency, local or foreign judicial, legislative, executive, regulatory or administrative authority, commission, court, tribunal, any political or other subdivision, department or branch of any of the foregoing, and any self regulatory organization or arbitrator.

(d) For the purposes of this Agreement, the “Restricted Territory” means the area within seventy-five (75) miles of any location where an inpatient rehabilitation facility, which is owned or operated by the Company, is located as of the Last Date of Employment.

8. Company Property.  Workman represents that Workman has returned to the Company (or will return on or before the Last Date of Employment) all property of the Company. Such property includes, but is not limited to, laptop computers, BlackBerry, printers, other computer equipment (including computers, printers and equipment paid-for by the Company for use at Workman’s residence), cellular phones and pagers, keys, security passes, passwords, work files, records, credit cards, building ID’s and all other Company property in Workman’s possession on the last day of Workman’s employment with the Company.

9. Assignment. This Agreement is binding on, and will inure to the benefit of, the Company, its subsidiaries, and successors. All rights of Workman under this Agreement shall inure to the benefit of, and be enforceable by, Workman’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

10. Injunctive Relief.  Workman agrees that the Company would suffer irreparable harm if Workman were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Workman further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Workman from breaching this Agreement. This Section shall not, however, diminish the right of the Company to claim and recover damages and other appropriate relief, including but not limited to repayment of the payment provided to Workman pursuant to Section 2(a) of this Agreement, in addition to injunctive relief.

11. Severability.  In the event that any one or more, of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

12. Waiver.   The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

13. Cooperation and Reasonable Availability. Workman agrees to cooperate with the Company, its officers, and attorneys and to make himself reasonably available to them for purposes of any threatened, pending, or future administrative charges, litigation and/or questions or investigations, relating to events during Workman’s employment with the Company and about which Workman may have relevant information. Such cooperation and reasonable availability may include, but is not limited to participating in interviews with the Company’s attorneys, and/or providing truthful testimony in affidavits, hearings, trials and/or depositions. The Company agrees to reimburse Workman for any reasonable expenses (such as travel and legal expenses) incurred by Workman as a result of compliance with this Section, provided that Workman submits proper documentation of such expenses.  Notwithstanding the foregoing, Workman will not be required to cooperate or make himself reasonably available to the extent it would unreasonably interfere with the performance of his duties for Omnicare.

14. No Oral Modifications. This Agreement may not be changed orally, but may be changed only in a writing signed by Workman and a duly authorized representative of the Company.

15. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. With respect to any action, suit or proceeding, each party irrevocably (i) submits to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware, and (ii) waives any objection which it may have at any time to the laying of venue of any proceeding brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party.

16. Entire Agreement. This Agreement sets forth the entire understanding between Workman and the Company, and supersedes all prior agreements, representations, discussions, and understandings concerning their subject matter. Workman represents that, in executing this Agreement, Workman has not relied upon any representation or statement made by the Company or any other Company Releases, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

17. Voluntary Agreement. Workman acknowledges that Workman has been given a reasonable time following receipt of this Agreement to consider its terms, that he has carefully read and fully understands all of the provisions of this Agreement, and that Workman is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

18. Descriptive Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

[Signatures on the following page.]

Workman and the Company have executed this Agreement on the date indicated below.

                                               HEALTHSOUTH CORPORATION

By:	/s/ John P. Whittington

Title:	Corporate Secretary

Date:	11/23/2009

/s/ John L. Workman
John L. Workman

Nov. 21, 2009
Date